Exhibit 23.6

FINANCIAL AND M&A ADVISOR’S CONSENT

Chardan consents to the inclusion of its assessment of valuation of Ucommune Group Holdings Limited only in the capacity as Orisun’s non-exclusive financial and M&A advisor, not as a third party fairness opinion provider. Such assessment of valuation was not intended to be used as, nor should it be deemed, an opinion to the fairness of the Business Combination and is for reference only.

/s/Chardan Capital Markets, LLC

Chardan Capital Markets, LLC

New York, NY

September 22, 2020